SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
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Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
(248) 723-7200
March 19, 2007
Dear Shareholder:
          I am pleased to invite you to attend the Birmingham Bloomfield Bancshares, Inc.’s 2007 annual meeting of shareholders on Monday, April 23, 2007. We will hold the meeting at 9:30 a.m. at the Birmingham Community House, 380 South Bates Street,, Birmingham, Michigan.
          On the page following this letter, you will find the Notice of Meeting which lists the matters to be considered at the meeting. Following the Notice of Meeting is the proxy statement which describes these matters and provides you with additional information about our Company. Also enclosed you will find the Company’s 2006 Annual Report and your proxy card, which allows you to vote on these matters.
          Your vote is important. A majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. Please complete and mail in your proxy card promptly, even if you plan to attend the meeting. You can attend the meeting and vote in person, even if you have sent in a proxy card.
          The Board of Directors recommends that shareholders vote FOR each of the proposals stated in the proxy statement.
          The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your cooperation in returning the proxy card.
Sincerely,
Robert E. Farr
President and Chief Executive Officer

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m., local time, on Monday, April 23, 2007

PLACE	Birmingham Community House
380 South Bates Street
Birmingham, Michigan

ITEMS OF BUSINESS	(1) To elect sixteen members of the Board of Directors.

(2) To approve the 2006 Stock Incentive Plan.

(3) To transact such other business as may properly come
before the Meeting.

ANNUAL REPORT	Our 2006 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

RECORD DATE	You can vote if you are a shareholder of record on February 28, 2007.

QUORUM	A majority of the shares of common stock must be represented at the meeting. If there are insufficient shares, the meeting may be adjourned.
March 19, 2007
Richard J. Miller, Secretary

SOLICITATION AND VOTING	4
Shareholders Entitled to Vote	4
Voting Procedures	4
Required Vote	5
Revoking a Proxy	5
List of Shareholders	5
Cost of Proxy Solicitation	5
Inspector of Election	5
Other Matters	6
GOVERNANCE OF THE COMPANY	6
Role and Composition of the Board of Directors	6
The Executive Committee	7
The Audit Committee	7
Audit Committee Financial Expert	7
The Nomination and Governance Committee	7
The Compensation Committee	8
Code of Ethics	8
Shareholder Communications with the Board	9
Directors’ Compensation	9
ITEM 1. ELECTION OF DIRECTORS	10
CLASS I — NOMINEES WHOSE TERMS WILL EXPIRE IN 2009	10
CLASS II — NOMINEES WHOSE TERMS WILL EXPIRE IN 2010	11
CLASS III — NOMINEES WHOSE TERMS WILL EXPIRE IN 2008	11
ITEM 2. APPROVAL OF 2006 STOCK INCENTIVE PLAN	12
Background	12
Purpose and Eligibility	12
Administration	13
Amendment and Termination	13
Incentive Stock Options and Non-Qualified Stock Options	13
Transferability; Dividend and Voting Rights; Withholding	14
Change in Control	14
Non-Compete	15
Certain Federal Income Tax Consequences	15
Performance-Based Compensation — Section 162(m) Requirement	16
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP	16
SECURITY OWNERSHIP OF SHAREHOLDERS HOLDING 5% OR MORE	17
EXECUTIVE COMPENSATION	18
Employment Agreements	18
401(k) Plan	19
Payments upon Termination/Change of Control	19
Option Grants in 2006	20
Transactions With Certain Related Persons	21
AUDIT COMMITTEE	22
Audit Committee Report	22
Audit Fees	22
Audit Related Fees	22
Tax Fees	22
All Other Fees	23
COMPLIANCE WITH SECTION 16	23
SHAREHOLDER PROPOSALS	23

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
SOLICITATION AND VOTING
          We are sending you this Proxy Statement and the enclosed proxy card because the Board of Directors of Birmingham Bloomfield Bancshares, Inc. (the “Company” “we” or “us”) is soliciting your proxy to vote at the 2007 annual meeting of Shareholders (the “Annual Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.
          You are invited to attend our Annual Meeting on April 23, 2007 beginning at 9:30, local time. The Annual Meeting will be held at the Birmingham Community House, 380 South Bates Street,, Birmingham, Michigan.
          This Proxy Statement and the enclosed form of proxy are being mailed starting on or about March 19, 2007.
Shareholders Entitled to Vote
          Holders of record of common stock of the Company at the close of business on February 28, 2007 are entitled to receive this notice. Each share of common stock of the Company is equal to one vote.
          There is no cumulative voting at the Annual Meeting.
          As of the record date, there were 1,800,000 common shares issued and outstanding.
Voting Procedures
          You can vote on matters to come before the meeting in one of two ways:
•	you can come to the Annual Meeting and cast your vote there; or

•	you can vote by signing and returning the enclosed proxy card. If you do so, the individuals named as proxies on the card will vote your shares in the manner you indicate.
          You may also choose to vote for all of the nominees for Director and each proposal by simply signing, dating and returning the enclosed proxy card without further direction. All signed and returned proxies that contain no direction as to vote will be voted FOR each of the nominees for Director and FOR each of the proposals.
          The Board of Directors has selected Harry Cendrowski and Robert Stapleton as the persons to act as proxies on the proxy card.
          If you plan to attend the Annual Meeting and vote in person, you should request a ballot when you arrive. HOWEVER, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE, THE INSPECTOR OF ELECTION WILL REQUIRE YOU TO PRESENT A POWER OF ATTORNEY OR PROXY IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE FOR YOU TO VOTE SUCH SHARES AT THE ANNUAL MEETING. Please contact your broker, bank or nominee.

Required Vote
          The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker, bank or nominee does not have discretionary authority to vote and has not received instructions from the beneficial owner.
          Once a quorum is achieved, a plurality of votes cast is all that is necessary for the election of Directors. Abstentions and broker “non votes” are not counted in determining the vote. As to the approval of the 2006 Stock Incentive Plan and all other matters that may come before the meeting, the affirmative vote of a majority of votes cast is necessary for the approval of such matters. Abstentions and broker “non votes” are again not counted for purposes of approving the matter.
Revoking a Proxy
          If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:
•	you may send in another proxy with a later date;

•	you may notify the Company’s Secretary in writing at Birmingham Bloomfield Bancshares, Inc., 33583 Woodward Avenue, Birmingham, Michigan 48009; or

•	you may revoke by voting in person at the Annual Meeting.
          If you choose to revoke your proxy by attending the Annual Meeting, you must vote in accordance with the rules for voting at the Annual Meeting. Attending the Annual Meeting alone will not constitute revocation of a proxy.
List of Shareholders
          A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders for any purpose related to the Annual Meeting at the Company’s offices at 33583 Woodward Avenue, Birmingham, Michigan for a period of ten days prior to the Annual Meeting. A list will also be available at the Annual Meeting itself.
Cost of Proxy Solicitation
          We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, mail or telegram. We do not intend to engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. The Company will also request persons, firms and corporations holding shares in their names for other beneficial owners to send proxy materials to such beneficial owners. The Company will reimburse these persons for their expenses.
Inspector of Election
          Your proxy returned in the enclosed envelope will be delivered to the Company’s transfer agent, Registrar and Transfer Company. The Board of Directors has designated Donald Ruff, Lance Krajacic, Jr. and Linda Alvey to act as inspectors of election and to tabulate the votes at the Annual Meeting.

Other Matters
          The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxies to vote the shares on such matters in their discretion.
GOVERNANCE OF THE COMPANY
Role and Composition of the Board of Directors
          Our Company’s Board of Directors is the ultimate decision making body of the Company, except for matters which law or our Articles of Incorporation requires the vote of shareholders. The Board of Directors selects the management of the Company which is responsible for the Company’s day to day operations. The Board acts as an advisor to management and also monitors its performance. Our Board of Directors has determined that each of Donald J. Abood, William R. Aikens, Jane L. Brodsky, Harry Cendrowski, Donald E. Copus, Charles Kaye, Jr., Scott B. McCallum, Daniel P. O’Donnell, Charles T. Pryde, Donald Ruff, Walter G. Schwartz, Henry Spellman, and Robert Stapleton are independent as independence is defined in the National Association of Securities Dealers’ listing standards, as those standards have been modified or supplemented.
          Members of the Board of Directors serve also as Directors of Bank of Birmingham (the “Bank”). The Bank is the Company’s wholly owned subsidiary. You will find a discussion of its activities in your Annual Report.
          During 2006, the Board of Directors met as the Company’s Board of Directors eleven times. In addition, the Board of Directors has authorized four Committees to manage distinct matters of the Company. These Committees are the Executive Committee, Audit Committee, the Nomination and Governance Committee, and the Compensation Committee. Membership on each of the Committees is set forth in the table below. All of our Directors attended 75 percent or more of the meetings of the Board and the Board Committees on which they served in 2006 with the exception of John M. Farr and Daniel O’Donnell.

Nomination
and
Name	Board	Executive	Audit	Governance	Compensation
Donald J. Abood	X			X
William R. Aikens	X	X	X		X
Jane L. Brodsky	X	X
Harry Cendrowski	X		X
Donald E. Copus	X			X
John M. Farr	X
Robert E. Farr	X	X
Charles Kaye, Jr.	X		X
Scott B. McCallum	X
Richard J. Miller	X	X
Daniel P. O’Donnell	X	X
Charles T. Pryde	X	X			X
Donald Ruff	X		X
Walter G. Schwartz	X	X
Henry G. Spellman	X	X			X
Robert Stapleton	X			X

Meetings in 2006	11	10	6	0	1

The Executive Committee
          The Executive Committee generally acts in lieu of the full board of directors between board meetings. This committee is responsible for formulating and implementing policy decisions, subject to review by the entire board of directors.
The Audit Committee
          The Audit Committee is responsible for the annual appointment of the public accounting firm to be our outside auditors. The Committee is also responsible for the following tasks:
•	maintaining a liaison with the outside auditors;

•	reviewing the adequacy of internal controls;

•	reviewing with management and outside auditors financial disclosures of the Company; and

•	reviewing any material changes in accounting principles or practices used in preparing statements.
Audit Committee Financial Expert
          Our Board of Directors has determined that we have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. Donald Ruff is our Audit Committee financial expert, and he is independent as independence for audit committee members is defined in the National Association of Securities Dealers’ listing standards, as those standards have been modified or supplemented.
The Nomination and Governance Committee
          The Nomination and Governance Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill any vacancies.
          Our Board of Directors has adopted a written charter for the Nomination and Governance Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net. Each of the members of our Nomination and Governance Committee is independent as independence is defined in the National Association of Securities Dealers’ listing standards, as those standards have been modified or supplemented.
          The Nomination and Governance Committee’s policy is to consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:
Birmingham Bloomfield Bancshares, Inc.
33583 Woodward Avenue
Birmingham, Michigan 48009

          Article II, Section 6 of the Company’s Bylaws governs nominations for election to the Board of Directors and requires all nominations for election to the Board of Directors, other than those made by or at the direction of the Board, to be made pursuant to timely notice in writing to the Company, as set forth in the Bylaws. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. No notice has been received by the Company in connection with the Annual Meeting. Each written notice of a shareholder nomination must set forth certain information specified in the Bylaws. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Bylaws.
          The Nomination and Governance Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nomination and Governance Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nomination and Governance Committee and our then current needs, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. It is anticipated that nominees will be either existing directors or business associates of our directors or officers.
The Compensation Committee
          The Compensation Committee is responsible for establishing annual and long-term performance goals for the Chief Executive Officer and senior management. This Committee is also responsible for review and making determinations concerning senior officers’ compensation and other incentive compensation programs. The committee makes recommendations to the board, but does not have the authority to establish compensation. The committee may utilize banking industry compensation surveys from time-to-time, but does not utilize compensation consultants in recommending compensation. For officers other than the President and Chief Executive Officer, the committee utilizes advice from the President and Chief Executive Officer in making its recommendation to the board. The committee is also responsible for reviewing and recommending that the Company’s Compensation Discussion and Analysis be included in this proxy statement.
          Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available to shareholders on our website at http://www.bankofbirmingham.net. Each of the voting members of our Compensation Committee is independent as independence is defined in the National Association of Securities Dealers’ listing standards, as those standards have been modified or supplemented.
Code of Ethics
          The Company has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

•	Accountability for adherence to the code.

          This Code of Ethics is attached to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 as Exhibit 14. We have also posted it on our Web site at http://www.bankofbirmingham.net. We will provide to any person without charge, upon request, a copy of our Code of Ethics. Requests for a copy of our Code of Ethics should be made to our Secretary at 33583 Woodward Avenue, Birmingham, Michigan 48009. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at http://www.bankofbirmingham.net within five business days following the date of the amendment or waiver.
Shareholder Communications with the Board
          Our Board of Directors has a process for shareholders to send communications to the Board of Directors, its Nomination and Governance Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the Board of Directors, its Nomination and Governance Committee or its Audit Committee or specific directors either by regular mail to the attention of the Board of Directors, its Nomination and Governance Committee, its Audit Committee or specific directors, at our principal executive offices at 33583 Woodward Avenue, Birmingham, Michigan 48009. All of these communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate directors. We encourage all of our directors to attend the annual meeting of shareholders, if possible. We anticipate that all of our directors will attend our 2007 annual meeting of shareholders.
Directors’ Compensation
          We do not currently pay any cash compensation for service as a Company or Bank director. We may elect to compensate our directors through the payment of fees in the future, but have no plans to do so at this time.
2006 DIRECTOR COMPENSATION TABLE

				Nonqualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
Donald J. Abood	$0	$0	$0	$0	$0	$0
William R. Aikens	$0	$0	$0	$0	$0	$0
Jane L. Brodsky	$0	$0	$0	$0	$0	$0
Harry Cendrowski	$0	$0	$0	$0	$0	$0
Donald E. Copus	$0	$0	$0	$0	$0	$0
John M. Farr	$0	$0	$0	$0	$0	$0
Charles Kaye, Jr.	$0	$0	$0	$0	$0	$0
Scott B. McCallum	$0	$0	$0	$0	$0	$0
Daniel P. O’Donnell	$0	$0	$0	$0	$0	$0
Charles T. Pryde	$0	$0	$0	$0	$0	$0
Donald Ruff	$0	$0	$0	$0	$0	$0
Walter G. Schwartz	$0	$0	$0	$0	$0	$0
Henry G. Spellman	$0	$0	$0	$0	$0	$0
Robert Stapleton	$0	$0	$0	$0	$0	$0

ITEM 1. ELECTION OF DIRECTORS
          Currently, the Board of Directors has 16 members to be divided into three classes of five or six directors per class. After this initial appointment to the respective classes, each class of directors in subsequent elections will be appointed to three-year terms. One class of directors will be up for election each year. This results in a staggered Board which ensures continuity from year to year.
          Sixteen directors will be elected at the Annual Meeting to serve for either one-, two- or three-year terms expiring at our Annual Meetings in the years 2008, 2009 or 2010, respectively.
          The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the sixteen nominees unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as director will continue in office until his or her successor has been elected, or until his death, resignation or retirement.
          The Board of Directors has proposed the following nominees for election as Directors: Donald J. Abood, William R. Aikens, Jane L. Brodsky, Harry Cendrowski, Donald E. Copus, John M. Farr, Robert E. Farr, Charles Kaye, Jr., Scott B. McCallum, Richard J. Miller, Daniel P. O’Donnell, Charles T. Pryde, Donald Ruff, Walter G. Schwartz, Henry Spellman, and Robert Stapleton
          The Board of Directors recommends a vote FOR the election of these nominees as Directors.
          We expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. The principal occupation and certain other information about the nominees is set forth below.
CLASS I — NOMINEES WHOSE TERMS WILL EXPIRE IN 2009

Name and Age as of		Position, Principal Occupation,
the Annual Meeting		Business Experience and Directorship
Donald J. Abood	52	Director since 2006. President, Donald Abood, Inc. (real estate development).

William R. Aikens	73	Director since 2006. Chairman/owner, Spartan Metal Finishing.

Jane L. Brodsky	54	Director since 2006. Partner, Brodsky & Associates (certified public accounting).

Harry Cendrowski	52	Director since 2006. Partner, Cendrowski Selecky, P.C. (certified public accounting).

Richard J. Miller	48	Executive Vice President, Chief Financial Officer and Director since 2006. Former senior consultant, Plante & Moran, PLLC (certified public accounting).

CLASS II — NOMINEES WHOSE TERMS WILL EXPIRE IN 2010

Name and Age as of		Position, Principal Occupation,
the Annual Meeting		Business Experience and Directorship
Donald E. Copus	50	Director since 2006. Chief Financial Officer, Magna Services Group, Ltd. (Hungry Howie’s Pizza franchisee).

Robert E. Farr	50	President and Chief Executive Officer and Director since 2006. Former Regional Director-Private Banking, TCF Bank (2001-2003).

Charles Kaye	83	Director since 2006. Partner, Boyes, Wright, Pittman and Co., P.C. (certified public accountants).

Scott McCallum	47	Director since 2006. Principal, Resource Financial Institutions Group, Inc. (investment management).

Daniel P. O’Donnell	48	Director since 2006. Principal/Owner, Professional Furniture Services (furniture restoration).

Henry G. Spellman	63	Director since 2006. Retired-former Vice President-International Operations, Chrysler Financial Corporation.
CLASS III — NOMINEES WHOSE TERMS WILL EXPIRE IN 2008

Name and Age as of		Position, Principal Occupation,
the Annual Meeting		Business Experience and Directorship
John M Farr	79	Director since 2006. Retired-former President, State Savings Bank of Fenton.

Charles T. Pryde	51	Director since 2006. Member, Governmental Affairs Staff, Ford Motor Company.

Donald Ruff	70	Director since 2006. Retired-former Senior Vice President and Manager of Corporate Operations and Auditing, First Federal of Michigan.

Walter G. Schwartz	42	Director since 2006. Investment Advisor, Schwartz & Co. (investment management).

Robert Stapleton	52	Director since 2006. Principal, TOS Advisors (investment management).

ITEM 2. APPROVAL OF 2006 STOCK INCENTIVE PLAN
Background
          On January 25, 2007, the Board of Directors approved the adoption of the 2006 Stock Incentive Plan (the “Plan”) (the effective date of the Plan), subject to the approval of the Plan by the shareholders at the Annual Meeting. Stock options may be granted under the Plan on and after the effective date, provided that the shareholders approve the Plan. The Plan will have a term of 10 years. Awards of stock options may not be granted after January 25, 2017. The discussion which follows is qualified in its entirety by reference to the Plan, a copy of which is attached to the Proxy Statement as Appendix A.
          The aggregate number of shares of the Company’s Common Stock that may be issued and outstanding pursuant to the exercise of options under the Plan (the “Option Pool”) will not exceed 225,000 shares. Common shares covered by terminated and expired options may be added back to the Option Pool. In the event of any change in the outstanding common shares of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made to both the terms of the Plan and any awards granted under the Plan which are determined on a per share basis, including, but not limited to, the amount of common shares in the Option Pool, the exercise price, and number of common shares associated with an outstanding option. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of the Company’s Common Stock or securities convertible into or exchangeable for shares of the Company’s Common Stock.
          The following table shows the Company’s shareholder approved and non-shareholder approved equity compensation plans:

Number of securities
remaining available for
	Number of securitiesto be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders (1)	184,000	$10.00	0
Total	184,000	$10.00	0

(1)	Organizers of the company were granted warrants pursuant to the Company’s registration statement dated November 14, 2005.
Purpose and Eligibility
          The purpose of the Plan is to advance the interests of the Company and its shareholders by helping the Company and its subsidiaries attract and retain the services of highly qualified directors, employees and officers, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company. The Plan is also established with the objective of encouraging stock ownership by such directors, employees and officers and aligning their interests with those of shareholders.

          The objectives of the Plan will be accomplished by the granting of stock option awards to selected directors, key employees and officers. Key employees and officers selected to participate in the Plan may be eligible for the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”). Directors selected to participate in the Plan may be eligible for the grant of NSOs.
          Eligible participants are defined in the Plan to mean employees, officers or directors of the Company or its subsidiaries. Eligible participants may be granted ISOs or NSOs under the Plan if so selected by the Board of Directors. Approximately 11 persons qualify as participants or eligible participants at this time. The Board of Directors currently anticipates that up to approximately 10 employees may be awarded stock option grants with exercise prices of $10.00 per share under the Plan in 2007, including Messrs. Farr (50,000 options), Miller (30,000 options) and Krajacic (25,000 options). The most recent transaction in the Company’s stock of which the Company is aware occurred on February 7, 2007, on which 3,800 shares were traded at a price of $10.15 per share. An active market for the Company’s stock does not currently exist.
          With respect to ISOs only, the definition of eligible participant does not include directors who are not also employees of the Company or persons who have been on leave of absence for greater than 90 days, unless re-employment is guaranteed by law or contract.
Administration
          The Board of Directors will generally administer the Plan, although the Board of Directors may delegate its powers or duties to employees of the Company or any of its subsidiaries, as it deems appropriate. Under the terms of the Plan, the Board of Directors has full and final authority in its discretion: (i) to select and approve the persons to whom options will be granted under the Plan from among the eligible participants and the number shares of stock subject to such options; (ii) to determine the period or periods of time during which options may be exercised or become exercisable, the option price and the duration of such options, the date on which options are granted, and other matters to be determined by the Board of Directors in connection with specific option grants and option agreements as specified under the Plan; (iii) to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the operation and administration of the Plan. Operation of the Plan is intended to avoid giving rise to any potential short-swing profit liability under Section 16 of the Exchange Act.
Amendment and Termination
          The Board of Directors may amend, suspend or discontinue the Plan at any time, provided that: (i) no such action may, without the approval of the shareholders of the Company, materially increase (other than by reason of an adjustment as discussed above) the maximum aggregate number of common shares issuable under the Plan, or increase the maximum total number of common shares issuable to an eligible participant under the Plan; (ii) no action of the Board of Directors will cause ISOs granted under this Plan not to comply with Section 422 of the Internal Revenue Code of 1986 (the “Code”) unless the Board of Directors specifically declares such action to be made for that purpose; and, (iii) no action of the Board of Directors shall alter or impair any option previously granted or awarded under the Plan without the consent of such affected option holder.
          Each option terminates upon the expiration of the option period specified in the option agreement pursuant to which it is issued. Each option could terminate earlier, however, in the event of the participant’s or eligible participant’s termination of employment, death, or permanent disability.
Incentive Stock Options and Non-Qualified Stock Options
          The Plan authorizes the grant of both ISOs and NSOs, both of which are exercisable for shares of the Company’s Common Stock. The price that an option holder must pay in order to exercise an option may be stated in terms of a fixed dollar amount, a percentage of fair market value at the time of the grant, or such other method as determined by the Board of Directors in its discretion. In no event shall the option price for an ISO or an NSO be less than the fair market value per share of the Company’s Common Stock on the date of the option grant. In the case of

ISOs granted to persons possessing more than 10 percent of the total combined voting power or value of all classes of stock of the Company and/or its subsidiaries, the option price will be no less than 110 percent of the fair market value per share of the Company’s Common Stock on the date of the grant.
          Under the Plan, “fair market value” means:
(i)	if the stock is listed on a national securities exchange, the last reported sale price of a share of the stock on such exchange or, if no sale occurs on that date, the average of the reported closing bid and asked prices on that date,

(ii)	if the stock is otherwise publicly traded, the last reported sale price of a share of the stock under the quotation system under which the sale price is reported or, if no sale occurs on that date, the average of the reported closing bid and asked prices on that date under the quotation system under which the bid and asked prices are reported,

(iii)	if no such last sales price or average of the reported closing bid and asked prices are available on that date, the last reported sale price of a share of the stock, or if no sale takes place, the average of the reported closing bid and asked prices as so reported for the immediately preceding business day (a) on the national securities exchange on which the stock is listed or (b) if the stock is otherwise publicly traded, under the quotation system under which such data are reported, or

(iv)	if none of the prices described above is available, the value of a share of the stock as reasonably determined in good faith by the board in a manner that it believes to be in accordance with the Code.
          The period during which an option may be exercised shall be determined by the Board of Directors at the time of the option grant and, for ISOs, may not extend more than ten years from the date of the grant, except in the case of ISOs granted to persons possessing more than 10 percent of the total combined voting power or value of all classes of stock of the Company and/or its subsidiaries in which case the option period will not exceed five years from the date of grant.
          To the extent not previously exercised, each ISO and NSO will terminate upon the expiration of the option period specified in the option agreement provided, however that, subject to the discretion of the Board of Directors, each ISO and NSO will terminate: (i) 3 months after the date that the option holder ceases to be an eligible participant for any reason other than death or disability; or (ii) one year after the date that the option holder ceases to be an eligible participant by reason of such participant’s death or disability.
Transferability; Dividend and Voting Rights; Withholding
          The terms of the Plan provides that options are not transferable other than by will or the laws of descent and distribution. Holders of options shall have no dividend rights or voting rights until the options have been exercised. Unless determined otherwise by the Board, recipients of options are required to pay applicable local, state and federal withholding taxes associated with the exercise of options.
Change in Control
          Unless decided otherwise at the time of a particular grant, in the event of a change of control of the Company, on the effective date of such change in control, all options shall become fully exercisable and vested; provided, however, that prior to the third anniversary of the date that the Bank opens for business, accelerated vesting shall not apply to options issued to outside directors or to executive officers owning more than 10% of the issued and outstanding stock at the time of the change of control.

          For purposes of the Plan, a change of control is generally defined as: 1) a merger or consolidation of the Company or the Bank and the shareholders of the Company or the Bank immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation; (2) the sale, dissolution, liquidation or other disposition of all or substantially all of the assets of the Company or the Bank; (3) any person acquires beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities of the Company or the Bank; or (4) within any twelve-month period, the individuals who were members of the Board of Directors of the Company (the “Current Board Members”) cease to constitute a majority of the Board of the Company or its successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a two-thirds majority of the individuals who are Current Board Members, such new director shall be considered a Current Board Member.
Non-Compete
          The Company, in its discretion, may as a condition to the grant of an option, require that the eligible participant enter in a covenant not to compete, a non-disclosure agreement or a confidential information agreement with the Company and its subsidiaries, upon terms and conditions specified by the Company.
Certain Federal Income Tax Consequences
          The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.
          The discussion of federal income tax consequences set forth below is included for informational purposes only. The discussion is based on currently existing provisions of the code, existing or proposed treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. Each participant in the Plan should consult his or her tax advisor regarding specific tax consequences including the application and effect of state and local tax laws.
          Incentive Stock Options. ISOs granted under the Plan are intended to qualify as incentive stock options under Section 422 of the Code. Pursuant to Section 422, the grant and exercise of an ISO generally will not result in taxable income to the option holder (with the possible exception of alternative minimum tax liability and with the exception that the option holder will be subject to FICA upon exercise of an ISO) if the option holder does not dispose of common shares received upon exercise of such option within one year after the date of exercise and two years after the date of grant (either type of disposition hereinafter referred to as a “Disqualifying Disposition”), and if the option holder has continuously been an eligible participant from the date of grant to three months before the date of exercise (or 6 months in the event of death or disability) (hereinafter referred to as the “Employment Requirement”). The Company will not be entitled to a deduction for income tax purposes in connection with the grant or exercise of an ISO. Additionally, the Company will not be entitled to a deduction at the time common shares acquired pursuant to an ISO are disposed of, provided that the option holder has satisfied the Employment Requirement and the disposition is not a Disqualifying Disposition. The excess of the fair market value on the date of exercise of an ISO of the shares acquired over the exercise price may in some circumstances be an “adjustment” for purposes of the alternative minimum tax.
          Disposition of common shares acquired pursuant to an ISO, except in the case of a Disqualifying Disposition, will result in long-term capital gain or loss taxation of the option holder on the difference between the amount realized upon disposition and the option price. An option holder who, in a Disqualifying Disposition, disposes of common shares acquired pursuant to an ISO, will be required to notify the Company and will immediately recognize the gain on the disposition as ordinary income. In the event of a Disqualifying Disposition, the Company will be entitled to a deduction in the amount of income recognized by the option holder.
          Pursuant to the Code and the terms of the Plan, the Board of Directors will designate all options granted under the Plan as either ISOs or NSOs. To the extent that the fair market value of the Company’s Common Stock (determined at the time an option is granted) with respect to which all ISOs are exercisable for the first time by any individual during any calendar year exceeds $100,000, such option shall be treated for all purposes under the Plan as an NSO.
          Non-Qualified Stock Options. For NSOs, or ISOs which have converted to NSOs for any reason, the difference between the market value of the Company’s Common Stock on the date of exercise and the option price will constitute taxable ordinary income to the option holder on the date of exercise. The Company will be entitled to a deduction in the same year in an amount equal to the income taxable to the option holder. The option holder’s basis in shares of the Company’s Common Stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of such the Company’s Common Stock by the option holder will be taxed as a capital gain or loss to the option holder, and will be long-term capital gain or loss if the option holder has held such Company Common Stock for more than one year at the time of sale.
          Pursuant to the terms of the Plan, the Board of Directors will require any recipient of common shares upon the exercise of an NSO to pay the Company the amount of any tax or other amount required by any governmental authority to be withheld and paid by the Company to such authority for the account of such recipient.
Performance-Based Compensation — Section 162(m) Requirement
          The Plan is intended to preserve the Company’s tax deduction for certain awards made under the Plan by complying with the terms of Section 162(m) of the Code and regulations relating thereto.
           The Board of Directors recommends a vote FOR approval of the 2006 Stock Incentive Plan.
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS
MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP

	Amount and
	Nature of Beneficial		Ownership
Name	Ownership		As a Percent of Class
Donald J. Abood (Director)	16,360	(1)(2)	0.90%
William R. Aikens (Director)	34,960	(1)(3)	1.93%
Jane L. Brodsky (Director)	16,360	(1)(2)	0.90%
Harry Cendrowski (Director)	19,360	(1)(4)	1.07%
Donald E. Copus (Director)	17,320	(1)(2)	0.96%
John M. Farr (Director)	15,791	(1)(6)	0.87%
Robert E. Farr (Executive Officer and Director)	17,560	(1)(7)	0.97%
Charles Kaye, Jr. (Director)	16,360	(1)(2)	0.90%
Lance N. Krajacic (Executive Officer and Director)	18,000	(8)(11)	1.00%
Scott B. McCallum (Director)	—		—
Richard J. Miller (Executive Officer and Director)	19,360	(1)(4)(10)	1.07%
Daniel P. O’Donnell (Director)	16,360	(1)(2)	0.90%
Charles T. Pryde (Director)	16,039	(1)()	.089%
Donald Ruff (Director)	600	(13)	*
Walter G. Schwartz (Director)	16,360	(1)(2)	0.90%
Henry G. Spellman (Director)	19,360	(1)(4)	1.07%
Robert Stapleton (Director)	—		—

All directors and executive officers as a group (17 persons)	260,150		13.53%

*	less than one percent

(1)	Includes organizer warrants to acquire 7,360 shares of common stock which are currently exercisable.

(2)	Includes shareholder warrants to acquire 1,500 shares of common stock which are currently exercisable.

(3)	Includes shareholder warrants to acquire 1,600 shares of common stock which are currently exercisable and 10,000 shares and 2,000 shareholder warrants which are currently exercisable and are held by Mr. Aikens wife

(4)	Includes shareholder warrants to acquire 2,000 shares of common stock which are currently exercisable.

(5)	Includes 7,900 shares and 1,580 shareholder warrants which are currently exercisable which are held by Mr. Copus wife

(6)	Includes shareholder warrants to acquire 1,405 shares of common stock which are currently exercisable and 1,000 shares and 200 shareholder warrants which are currently exercisable and are held by a trust which Mr. Farr is trustee.

(7)	Includes shareholder warrants to acquire 770 shares of common stock which are currently exercisable and 2,000 shares and 400 shareholder warrants which are currently exercisable and are held by Mr. Farrs wife and 1650 shares and 330 shareholder warrants which are currently exercisable and are held by Mr. Farrs children and 1,000 shares and 200 shareholder warrants which are currently exercisable and are held by a trust which Mr. Farr is trustee.

(8)	Includes shareholder warrants to acquire 1,500 shares of common stock which are currently exercisable.

(9)	Includes shareholder warrants to acquire 980 shares of common stock which are currently exercisable and 2,333 shares and 466 shareholder warrants which are currently exercisable and are held by Mr. Prydes wife

(10)	Does not include options to purchase 50,000 shares of common stock to be issued upon approval of the 2006 Stock Incentive Plan.

(11)	Does not include options to purchase 30,000 shares of common stock to be issued upon approval of the 2006 Stock Incentive Plan.

(12)	Does not include options to purchase 25,000 shares of common stock to be issued upon approval of the 2006 Stock Incentive Plan.

(13)	Includes shareholder warrants to acquire 100 shares of common stock which are currently exercisable.

(14)	Includes shareholder warrants to acquire 200 shares of common stock which are currently exercisable.
SECURITY OWNERSHIP OF SHAREHOLDERS
HOLDING 5% OR MORE

NAME AND ADDRESS OF	NUMBER OF	PERCENT
BENEFICIAL OWNER	SHARES(1)	OF CLASS
Resource America, Inc
1845 Walnut Street, 10th Floor
Philadelphia, Pennsylvania 19103	178,171	9.9%

(1)	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of Common Stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares.

EXECUTIVE COMPENSATION
     The following table shows, for the year ended December 31, 2006, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for the year, to the Chief Executive Officer, Chief Financial Officer and other executive officers (“Named Executive Officers”) who accrued compensation in excess of $100,000 in fiscal year 2006.
SUMMARY COMPENSATION TABLE ($)

						Nonqualified
						Deferred
Name and Principal				Stock	Option	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Earnings	Compensation(1)	Total
Robert E. Farr President and CEO	2006	$135,000	$0	$0	$0	$0	$0	$135,000

Richard J. Miller EVP and CFO	2006	$125,000	$0	$0	$0	$0	$0	$125,000

Lance N. Krajacic EVP and Chief Lending Officer	2006	$125,000	$0	$0	$0	$0	$0	$125,000

(1)	Represents compensation earned and accrued in prior periods but paid in 2006 upon the opening of the Bank..
Backgrounds of our Other Executive Officers
          In addition to the information about our Chief Executive Officer, Robert E. Farr, and our Chief Financial Officer, Richard J. Miller, which is set forth above, the following is information about the Company’s other executive officers:
          Lance N. Krajacic, Age 45, Mr. Krajacic is our Executive Vice President and Chief Lending Officer. Prior to joining the Company in 2006, he served as Senior Vice President and head of the Business Financial Services Group for TCF Bank in Michigan, since 1995. Prior to joining TCF Bank, he spent four years at Great Lakes Bancorp, where he headed the commercial loan division, and nine years at Michigan National Bank, where he managed a $40 million commercial loan portfolio.
Employment Agreements
          Robert Farr, Lance Krajacic and Richard Miller. Bank of Birmingham has entered into employment agreements with Messrs. Farr, Krajacic and Miller, each of which has a term of three years (with certain exceptions). Following the initial three year terms, the agreements automatically renew for one year, unless either party elects to terminate by sending written notice at least 30 days prior to the expiration of the then current term.
          Under the terms of the agreements, Mr. Farr receives a base salary of $135,000 per year, Mr. Krajacic $125,000 and Mr. Miller $125,000. Following the first year of the agreement, the base salaries are to be reviewed by the Bank’s board of directors and may be increased as a result of that review. Each of the executives is eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Each of the executives is also entitled to receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank has agreed to provide term life insurance coverage for each of the executives for terms of not less than 10 years. In the case of Mr. Farr, the Bank has agreed to pay (or reimburse) Mr. Farr for country club membership fees of up to $500 per month and an automobile allowance of $750 per month.
          The employment agreements also provide for grants of stock options, the details of which are included in the 2006 Equity Grants table set forth above.
          The employment agreements contain customary non-competition and non-solicitation provisions that generally apply for a period of one year following the termination of the executive’s employment with the Bank.
          Finally, each of the employment agreements contains provisions which require various differing payments to the executives upon termination and/or a change in control. The payments are described in detail below under the caption, “Payments upon Termination/Change of Control.”
401(k) Plan
          The Bank has a 401(k) Plan in which substantially all employees may participate. The Bank may contribute to the 401(k) Plan at the discretion of the Board of Directors.
Payments upon Termination/Change of Control
          Under each named executive officer’s employment agreement, the executive officer is entitled to different payments and benefits depending upon the manner in which his employment terminates. If the executive is terminated for “Good Cause” (see below), or he resigns, dies or becomes disabled, then the agreement and the Bank’s obligations under it are automatically terminated; provided, however, in the case of death, the Bank is required to provide health insurance benefits to the executive’s spouse at its cost for the period permitted by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). The Company estimates the approximate value of this benefit to be provided to an executive’s spouse under this provision would be zero.
          If the Bank terminates the executive’s employment for any reason other than Good Cause (and the termination is not the result of a “Change of Control” (see below)), then the executive is entitled to severance as follows:
1.	If the termination occurs after the first anniversary date, the executive is entitled to 6 months’ base salary.

2.	If the termination occurs after the second anniversary date, the executive is entitled to 12 months’ base salary.
          The Company estimates that if such termination had occurred on December 31, 2006, total compensation payable to Mr. Farr would be $135,000; Mr. Krajacic $125,000; and Mr. Miller $125,000. The amounts are payable in accordance with the Bank’s normal payroll procedures.
          “Good Cause” is defined under each executive’s agreement to include: (i) a breach of the agreement or gross negligence in performance thereunder; (ii) a failure to follow policy or engaging in unsafe or unsound banking practices; (iii) conviction of a misdemeanor involving moral turpitude or a felony; (iv) gross misconduct in the course of employment including, indecency, immorality, gross insubordination, dishonesty, harassment, use of illegal drugs, or fighting; (v) substantial unsatisfactory job performance; and (vi) prohibition from engaging in the business of banking by any regulator.
          Under each executive’s employment agreement, he has the right to terminate within 60 days following a Change of Control and receive as a lump sum, payment equal to 199% of his Base Amount, as defined in section 280G of the Internal Revenue Code. Such amount is also payable if the executive is terminated other than for Good Cause within 60 days following a Change of Control. The Company has also agreed to reimburse each executive for certain excise taxes that such executive may be subject to under section 280G (i.e. tax gross-up payments). In the case of Mr. Farr, the Company has also agreed to continue his automobile allowance for a period of 12 months.

          “Change of Control” is generally defined under each agreement as (1) a merger or consolidation of the Company or the Bank and the shareholders of the Company or the Bank, respectively immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation; (2) the sale or other disposition of all or substantially all of the assets of the Company or the Bank; (3) any person acquires beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities of the Company or the Bank; or (4) the individuals who were members of the Board of Directors of the Company (the “Current Board Members”) cease to constitute a majority of the Board of the Company or its successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a two-thirds majority of the individuals who are Current Board Members, such new director shall be considered a Current Board Member.
          In accordance with recently adopted SEC rules and for illustrative purposes only, if on December 31, 2006 (i) the executive elected to terminate; or (ii) the Bank terminated the executive for any reason other than Good Cause as a result of Change of Control, the estimated sum of the compensation payable as a lump sum and the economic benefit of the acceleration of stock options to Mr. Farr would be $360,180; Mr. Krajacic $248,750; and Mr. Miller $248,750.
Option Grants in 2006
          The following table sets forth certain information concerning the number and value of stock options granted in the last fiscal year to the individuals named above in the summary compensation table:
2006 GRANTS OF PLAN-BASED AWARDS TABLE

		All Other	All Other
		Stock Awards:	Option Awards:
		Number of	Number of	Exercise or
		Shares of	Securities	Base Price	Grant Date
		Stock or	Underlying	of Option	Fair Value of
	Grant	Units	Options	Awards	Option Awards
Name	Date	(#)	(#)	($ / Sh)	($)
Robert E. Farr	N.A.	N.A.	N.A.	N.A.	N.A.

Richard J. Miller	N.A.	N.A.	N.A.	N.A.	N.A.

Lance N. Krajacic	N.A.	N.A.	N.A.	N.A.	N.A.

(1)	The Company intends to issue 50,000, 30,000, and 25,000 options to Messrs. Farr, Miller and Krajacic, respectively, at an exercise price of $10.00 per share, subject to the approval by the Company’s shareholders of the 2006 Stock Incentive Plan. The options will vest ratably (1/3rd per year) over a three-year period beginning 7/26/2007 (the one-year anniversary of the Bank’s opening). The options will expire on 7/26/2017.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Robert E. Farr	N.A.	N.A.	N.A.	N.A.

Richard J. Miller	N.A.	N.A.	N.A.	N.A.

Lance N. Krajacic	N.A.	N.A.	N.A.	N.A.

(1)	The Company intends to issue 50,000, 30,000, and 25,000 options to Messrs. Farr, Miller and Krajacic, respectively, at an exercise price of $10.00 per share, subject to the approval by the Company’s shareholders of the 2006 Stock Incentive Plan. The options will vest ratably (1/3rd per year) over a three-year period beginning 7/26/2007 (the one-year anniversary of the Bank’s opening). The options will expire on 7/26/2017.
Transactions with Certain Related Persons
          The Bank makes loans to directors and executive officers from time-to-time in the ordinary course of business. The Bank’s current policy provides that:
•	In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.
          The following is a summary of the business transactions in 2006 involving the Company and related persons:
•	We engaged Cromwell Communications, a firm owned by former director Michael Cromwell (resigned 11/2006), to assist us with the preparation of marketing materials for our offering and other advertising materials for the Bank. The firm also assisted us in connection with the design of our logo and business cards. We paid Cromwell Communications approximately $22,778.

•	We entered into an agreement with Schwartz Financial Group, an entity owned by organizers Gregory and Walter Schwartz, to provide brokerage and certain other administrative services in connection with the 401(k) Plan that we offer our employees. We paid Schwartz Financial Group a one-time set-up fee of $150 and a yearly fee of $500. Schwartz Financial Group is also expected to receive a commission of 25 basis points on any brokerage transaction that it executes in connection with the Plan. These fees would be paid directly by the respective mutual fund companies involved in the trade and included in the mutual fund’s annual administrative expenses.

          Our board of directors believes that each of the above-described transactions is on terms no less favorable than could have been obtained from an unrelated third party.
AUDIT COMMITTEE
Audit Committee Report
          The Audit Committee is comprised of four directors. Each of the directors is independent, under the definition contained in Rule 4200(a)(15) of the NASD’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net.
          In connection with the audited financial statements contained in the Company’s 2006 Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, the Audit Committee reviewed and discussed the audited financial statements with management and Plante & Moran, PLLC. The Audit Committee discussed with Plante & Moran, PLLC the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380). The Audit Committee has also received the written disclosures and the letter from Plante & Moran, PLLC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence.
          Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.
THE AUDIT COMMITTEE

William R. Aikens	Harry Cendrowski	Charles Kaye, Jr.	Donald Ruff
          The Audit Committee of the Board of Directors has appointed Plante & Moran, PLLC to serve as our independent auditors for 2007. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
Audit Fees
          Audit fees and expenses billed to the Company by Plante & Moran, PLLC for the audit of the Company’s financial statements for the fiscal years ended December 31, 2006 and for review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, are as follows:
2006
$30,750
Audit Related Fees
          Audit related fees and expenses billed to the Company by Plante & Moran, PLLC for fiscal years 2006 for services related to the performance of the audit or review of the Company’s financial statements that were not included under the heading “Audit Fees,” are as follows:
2006
$0
Tax Fees

          Tax fees and expenses billed to the Company for fiscal years 2006 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the Company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows:
2006
$0
All Other Fees
          Fees and expenses billed to the Company by Plante & Moran, PLLC for all other services provided during fiscal years 2006 are as follows:
2006
$0
          In accordance with Section 10A(i) of the Exchange Act, before Plante & Moran, PLLC is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. None of the time devoted by Plante & Moran, PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2006 is attributable to work performed by persons other than Plante & Moran, PLLC employees.
COMPLIANCE WITH SECTION 16
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.
          Based on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that all Directors and Executives of the Company filed all reports required on a timely basis pursuant to Section 16 of the Securities Exchange Act of 1934.
SHAREHOLDER PROPOSALS
          Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders of the Company, must be received at the principal executive offices of the Company, 33583 Woodward Avenue, P.O. Box 1248, Birmingham, Michigan 48009-1248, Attention: Secretary, no later than November 20, 2007. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Company’s Proxy Statement and set forth on the form of proxy issued for the next annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested. Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 7 of the Company’s Bylaws, which provides that to be properly brought before an annual meeting, business must be (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in Bylaws. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. A shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) his or her name and address, as they appear on the Company’s books, (c) the class and number of shares of stock of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business.. No shareholder proposals have been received by the Company in connection with the Annual Meeting.
          Whether or not you plan to attend the Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy in the enclosed envelope.
By Order of the Board of Directors,
Richard J. Miller, Secretary

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BIRMINGHAM BLOOMFIELD BANCSHARES, INC.	For	With- hold	For All Except

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS
April 23, 2007

     The undersigned shareholder of Birmingham Bloomfield Bancshares, Inc. (the “Company”), revoking all previous proxies, hereby constitutes and appoints Harry Cendrowski and Robert Stapleton, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, April 23, 2007 at 9:30 a.m., local time, at the Birmingham Community House, 380 South Bates Street, Birmingham, Michigan, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at such Annual Meeting, and at any adjournment or postponement thereof; provided, that said proxies are authorized and directed to vote as indicated with respect to the following matter:

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

1.	To elect sixteen members of the Board of Directors. ☐	☐	☐
Class I - Term Expiring in 2009
Donald J. Abood, William R. Aikens, Jane L. Brodsky, Harry Cendrowski and Richard J. Miller

Class II - Term Expiring in 2010
Donald E. Copus, Robert E. Farr, Charles Kaye, Scott McCallum, Daniel P. O’Donnell and Henry G. Spellman

Class III - Term Expiring in 2008
John M. Farr, Charles T. Pryde, Donald Ruff, Walter G. Schwartz and Robert Stapleton

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2.	To approve the 2006 Stock Incentive Plan. ☐	☐	☐
3.	To transact such other business as may properly come before the Meeting. ☐	☐	☐

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DISCRETION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

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é      Detach above card, sign, date and mail in postage paid envelope provided.      é
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

     Please sign this proxy exactly as it appears in address below. If shares are registered in more than one name, all owners should sign full title. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.
NOTE: PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.